Trustreet Properties, Inc.
                          Moderator: Curtis McWilliams
                            08/09/2005 - 10:00 AM ET
                              Confirmation # 739400








           Trustreet Properties, Inc. - 2nd Quarter 2005 Earnings Call

                          Moderator: Curtis McWilliams
                                 August 9, 2005
                                   10:00 AM ET



Operator:           Good day ladies and gentlemen.  And welcome to the Trustreet
                    Properties Second Quarter 2005 Earnings conference call. At this time, all participants are in a listen-only mode.
                    Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press * then zero on your touchtone telephone. As a reminder, this conference call is being recorded.

                    Statements in this call which are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the company's actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital and the profitability of the company's taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from these forward-looking statements is contained from time to time in the company's SEC filings. Consequently, such forward-looking statements should be regarded solely as reflections of the company's current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this call. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

                    I will now turn the call over to Curtis McWilliams, the company's President and Chief Executive Officer.

Curtis  McWilliams: Thank you Omar.  And thank you  everyone for taking the time to join us today in now our second quarterly earnings call since the merger of U.S. Restaurants and CNL Restaurant Properties, to form Trustreet Properties. With me today in Orlando are Steve Shackelford, Trustreet's Chief Financial Officer and Chief Operating Officer. And I'd also like to introduce Michael Shepardson, the Executive Vice President responsible for our specialty finance segment. In our call today, I will provide a general overview of the company's business this past quarter and then Steve Shackelford will give a more expansive view of Trustreet's second quarter financial performance. We will then open up the call for any questions that you may have.

                    As you begin to evaluate Trustreet, note that the combined company has been serving the restaurant marketplace for 20 years. On the other hand, we are a relatively new company that continues to work through the full integration of the U.S. Restaurants business and the CNL Income Funds into our platform. I'm glad to report that our market share within the restaurant sector remains strong and the integration of the business and the portfolios continues to proceed. Yet, there still remains much work to be done, especially in fully realizing the operating synergies that should result from the combination of the two business platforms.

                    Let's start by reviewing the core net lease portfolio. As of June 30, 2005, we had approximately 1,768 stores in the core net lease portfolio, having a book value of $1.7 billion. Since the time of the merger, the net lease portfolio has responded very well. The average lease rate in the portfolio is 9.8%, based on carrying value and the overall portfolio has a remaining lease term of 10.7 years. With more than 170 different concepts and 450 tenants spread across 49 states, we still haven't found that Alaskan property as of yet, the portfolio remains one of the most diversified real estate portfolios in REIT world.

                    In addition, we have a large upside opportunity for the REIT portfolio, given our current count of 104 vacant properties with no lease. While our portfolios have historically had a vacancy rate in the 2 to 4% range, a 10% vacancy rate associated with the U.S. Restaurant's portfolio has clearly impacted the productivity of the investment we have made in net lease properties. With 65 million in net investment we have redoubled our efforts to bring this vacancy rate down either through re-leasing the properties to new restaurant operators or through selling the properties and reinvesting the net proceeds into new sale/leaseback investments.

                    Currently, we have 11 stores under letters of intent to be re-leased and another 26 stores that have signed sales contracts or contracts out for signature with prospective buyers. Making the portfolio as productive as possible remains a major priority today.

                    On the acquisition front, Michael Shepardson and his marketing/originations team had a good quarter. Most importantly, we closed the Perkins Family Restaurant transaction, which was announced previously. On June 29, we acquired 67 stores for approximately $140 million, subjecting them to triple net leases. The provisions of the leases were 20-year initial lease term and a straight-line rental rate of approximately 9.36%. Consistent with our portfolio concentration guidelines, we've elected to hold 23 stores in the core portfolio, having investment value of $61 million and have allocated 44 properties to the Trustreet 1031 investment property sales platform to be sold primarily to tax motivated retail investors.

                    For the six months ended June 30, 2005, we acquired $190.3 million of restaurant real estate. As of today, we signed commitment letters with operators to acquire another $174.4 million, of which the vast majority is expected to close before year end. Consequently, we remain very confident in our ability to acquire between $300 and $325 million of property this year, as per our previous guidance.

                    Our investment property sales platform experienced another strong quarter. During the three months ended June 30, we sold 33 restaurant properties for a net gain aggregating $11.4 million in our specially financed segment. The net gain percentage over acquisition costs was 19.2% during the quarter. In addition, we sold 19 properties out of the core REIT portfolio, registering a net gain over our carrying value of approximately $800,000. The average selling CAP rate for our properties in the second quarter was 7.1%.

                    I would like to note that this exceptionally strong 1031 market has led to a more challenging acquisition environment in general for freestanding retail properties. As I previously noted, our robust acquisition pipeline aside, we continue to see new market entrants playing in the restaurant space. However, without the numerous advantages that we enjoy in addressing this marketplace, our longstanding broad and deep relationship with restaurant operators, our ability to do very large transactions, our investment banking products and services, as well as our alliance with Bank of America, many of these new competitors can only compete on purchase price and lease terms. With an intent to sell all of these properties as quickly as possible into the 1031 market, these competitors are less sensitive to the fundamental value of the property or the underlying terms of the lease.

                    The good news is we believe restaurant operators are recognizing more and more the importance of working with a trusted landlord who will be their real estate partner as they contemplate their strategic alternatives. This approach clearly will favor Trustreet going forward.

                    Before turning the call over to Steve, I also want to note that we successfully sold a very significant portion of our mortgage portfolio to a third party institutional investor shortly after the end of the second quarter. As Steve will further expand upon, this transaction generated a slight gain over the book value of our investment in the mortgage pool. More importantly, it allows us to focus our efforts and our resources into our core business, the sale and leaseback of high quality commercial real estate. And with that, I will turn the call over to Steve.

Steve Shackelford:  Thank you Curtis.  Good morning everyone.  Before I get into the financial details, I want to expand briefly on what Curtis alluded to when he discussed our competitive advantages as we address the restaurant net lease sector. He touched on the Perkins Restaurant deal. $140 million financing that I believe illustrates in one transaction, the depth of Trustreet's platform. It was a transaction in which Michael and the Trustreet investment banking team became aware that the owners of Perkins were looking to sell the company. We were one of only four M&A advisors who were asked to bid on the original assignment, which was simply to provide sell-side advisory services. While we didn't win this assignment, because our investment banking teams reconnaissance had identified this possible transaction, our originations team was well down the road in analyzing the balance sheet of Perkins in determining that by bifurcating the real estate from the business, the owners could realize more proceeds than a straight sale of the combined company. Within only a few days, we were back in their offices in Memphis presenting a pre-emptive real estate purchase proposal. And 48 hours later, we had secured the deal. Once we agreed on a transaction, our real estate and investment property sales teams analyzed the overall exposure we wanted to hold in the portfolio and what we wanted to sell through our 1031 sales platform. Each of the site's real estate attributes were examined. And as Curtis noted, we ended up holding 23 sites and we're in the process of selling the remaining 44 sites.

                    Our investment property sales business has held its 44 properties about 5 weeks now and already have secured 13 signed contracts and 16 others are under letters of intent. The ability to finance large transactions holding a portion and distributing a portion to our IPS platform where we can profitably recycle the capital, is an incredibly potent combination.

                    Regarding financial results during the second quarter, FFO was $18.6 million or $0.32 per share. We also introduced in our release our adjusted funds from operations (AFFO) metric that attempts to address the shortcomings of using traditional FFO when analyzing our business. We explain this metric in greater detail in our release and for the second quarter, AFFO was $21.7 million.

                    After  the  first   quarter,   I  discussed  with  you  what
                    management believes to be the key drivers of the Trustreet business model in an effort to provide a road map to understand the financial performance. The second quarter represents the first standalone quarter financial results subsequent to the February 25th merger. Prior year results reflect CNL Restaurant property standalone results and are a poor comparison to the merged company.

                    The Perkins transaction comprised the bulk of the originations in the second quarter and did not close until the end of June, so rental revenues were not impacted in the second quarter. Rental income for our operating and capital leases in our restaurant portfolio was $43.1 million. Included in that amount is approximately $2.2 million in straight line revenues.

                    As we noted in the press release, the portfolio continues to be well diversified by concept, tenant and geography. We have placed approximately $87 million in the first half of the year into our core real estate portfolio and expect that the total volume for the year will approximate $100 to $110 million.

                    Interest income on our loan portfolio was $6.6 million in the second quarter. Curtis referenced the July sale of approximately $194 million of our $292 million in loans. We originated most of these loans in the late 1990s and the loans were not held for sale. We received an unsolicited expression of interest on the mortgage loans and the ultimate purchase price on the loans allowed us to sell them and absorb an approximate $8.6 million swap loss that offset the appreciation in loan value and record a net gain, that along with the recognition of previously deferred loan fees should approximate $2.4 million in the Third Quarter. With the loan sale executed, I expect that interest income will be reduced to a run rate of about $2.3 million per quarter. The approximate $158 million in debt against the loan portfolio that was sold had an attractive rate. However, it was clear that the lender did not anticipate renewing the facility, as they were moving away from the segment. The 2007 maturity, and this consideration was certainly a key
                    consideration   in  our   determination  to  sell  the  loan
                    portfolio.

                    Regarding G&A, more work needs to be done to bring these expenses in line with our expectations. The time and effort expended on the integration, as well as resources allocated to the distraction in Hawaii where the FTC is contesting our agreement to spin off the immaterial convenience and gas business operation, has contributed to a higher level of expense than anticipated. We believe we will be out of this business before the end of the year. We have identified expenses of approximately $1 million in the second quarter that we believe as we move into 2006 will be eliminated and move us more closely to a $9 million quarterly run rate.

                    Total interest expense was approximately $26 million, resulting in an average rate of 5.66% during the quarter. The amortization of non-cash deferred financing costs comprised $2.5 million of interest expense. During the second quarter, we entered into a five-year swap fixing our term loan at 4.2%. And at June 30, 83% of our outstanding debt was fixed rate debt or variable rate debt subject to a swap or cap.

                    We did not experience any significant loan reserves or real estate impairments during the quarter. Our investment
                    property   sales   program   continues   to  execute  as  we
                    communicated in the first quarter. This activity is highlighted in the table entitled "Discontinued Operations by Segment." We generated $11.4 million in net gains before minority interest, selling 33 properties for $70.8 million. Our margin averaged 19.2% of original costs during the quarter, in line with the 20.7% in the first quarter.

                    As I emphasized in the first quarter, I think it's important to recognize that our acquisitions come in a lumpy manner. On the other hand, the dispositions resulting from the investment property sales business is not relatively concentrated, as it includes a large number of small dollar value transactions.

                    Between 2002 and June 30, 2005, we've sold on average a property every other business day. Since 2001, we've sold $989 million in restaurant properties, generating net gains of $114.7 million. At June 30, 2005, we had $161 million in restaurant real estate inventory held for sale in the specialty finance segment. We continue to expect total gains in 2005 to achieve a run rate that averages approximately $8 to $10 million per quarter. We do expect to direct $200 to $225 million of our total new originations in 2005 to the investment property sales platform.

                    With respect to capital capacity, after the loan sale, we have approximately $82 million outstanding on our revolving credit facility. And we have $168 million of capacity on our warehouse credit facilities. We have achieved 80% of our acquisitions target for the core real estate portfolio as of June 30. Also, we're pleased to be effective on a $700 million shelf registration that we expect will be used as we examine the best routes of refinancing the impending mortgage debt maturities coming due in 2006. Underlying those maturities of $246.6 million in debt, is approximately $421 million in real estate. While we do not expect to raise a large amount of equity and do not have an immediate need, we will continue to monitor the markets as to the timing of an equity raise, which should enhance our ability to broaden research coverage, which I think is a good thing for investors and will strengthen our balance sheet by decreasing debt.

                    Management expects to continue to recommend a dividend rate of $1.32 per annum and fully expect our adjusted funds from operations will be more than sufficient to cover that dividend. I expect by November that the merger integration will be sufficiently complete and my intent is that the operations in Hawaii will be sold. And at that time, we'll be prepared to outline our 2006 business model and guidance.

                    Curtis.

Curtis McWilliams:  Thank you Steve. And with that, we'll open up the phones for any questions that you may have.

Operator:           If you have a question at this time,  please press the 1 key on your touchtone telephone. If your question has been answered and you wish to remove yourself from the queue, please press the # key. Again, if you have a question, please press the 1 key. Our first question comes from Nap
                    Overton of Morgan Kegan. Your question please.

Nap Overton:        Good morning.

Curtis McWilliams:  Morning Nap.

Steven Shackelford: Morning.

Nap Overton:        Do you  have an  additional  buyer  in mind  for the  Hawaii assets given the FTC's challenge of the transaction you've proposed?

Curtis McWilliams:  Nap,  there was  another  buyer  that U.S.  Restaurants  was negotiating with quite closely when they made the decision to enter into an agreement with Aloha. So, it is very likely that we will go to that buyer. There are a couple other buyers who have been identified that are prospective candidates, as well. So, we do know of other buyers out there. Yes.

Nap Overton:        Okay. All right.  And then, on your  availability of capital right now, Steve, I believe you said you had $82 million available on your revolver?

Steven Shackelford: Right.  Yes.

Nap Overton:        And that is  after  reflecting  the  portion  of the  assets purchased to date that were -- have been earmarked for long-term investment, right?

Steven Shackelford: Yes.  That's correct.

Nap Overton:        Okay.  All  right.  And then where are you -- I know you had originally thrown out a number of $6.3 million in savings expected to be realized from the mergers. What portion of that would you say the second quarter reflected? And do I understand your comment about November -- by November having the merger complete, that you expect to have those cost savings implemented by that time?

Steven Shackelford: What I  anticipate  -- As we move into  2006,  is that we'll have achieved a run rate of about $9 million. That $36 million run rate would be in comparison to, I believe, a $42 million run rate premerger. So you would have most of those savings at that point. So as we move into next year, I expect that we'll have achieved 90 or 95% of that ultimately with a goal to get our G&A down about $8.75 million, is where our goal is.

Curtis McWilliams:  On a quarterly basis.

Steven Shackelford: On a quarterly basis.

Nap Overton:        Okay. All right.  And so with the investment  property sales business, the gain in the quarter was $11.4 million? That was a kind of better than expected quarter and a little probably better than you would anticipate going forward on average quarter for the investment property sales business, right?

Steven Shackelford: That's correct, Nap.

Nap Overton:        Okay.  And though you're not  providing  any  guidance,  you previously said that you expected FFO for the remainder, the last three quarters of 2005 to exceed the quarterly or the dividend distributions for that period of time, which would be $0.99 which I can read into that FFO per share would need to at least modestly increase during the next couple of quarters. Is that a correct or reasonable assumption to expect that FFO might inch up over the next couple of quarters?

Curtis McWilliams:  That's a very reasonable expectation, Nap.

Nap Overton:        Okay.  Can you  make  any  comments  about  progress  on the investment property sales business halfway through the third quarter?

Curtis McWilliams:  Well,  I think you can already  tell by the fact that the --
                    we've already announced the numbers on the Perkins that within five weeks we've got literally all but a handful of the Perkins stores either sold or under contract to sell or under letters of intent that it remains -- continues to be very robust.

Nap Overton:        Okay.  And that was -- Let's see. 44 of them were  allocated to the investment property sales business and you said you had contracts for sale on 13, is that right?

Curtis McWilliams:  13 and LOIs on 16. So 39 are  basically  are -- or 29 rather are basically off the market.

Nap Overton:        Okay. 29 out of 44. Okay. All right. And of -- well, and the gains on those are not out of line with previous experience?

Curtis McWilliams:  Correct.

Nap Overton:        Okay.  Is the 83% of debt that is fixed  rate,  Steve,  does that reflect the post-end of quarter adjustment for the sale of the mortgage portfolio?

Steven Shackelford: No, it does not.  I believe that was as of June 30th.

Nap Overton:        Okay.  And just for  modeling  purpose  to get that  kind of straight, you sold the -- you gave us some guidance on the interest income going forward from that portfolio and the adjustment and the end pro forma quarterly adjustment to interest expense from that sale would have been --

Steven Shackelford: Well,  the  adjustment  to income was moving  forward,  your
                    $6-1/2 million sort of run rate will be in the $2.3 to $2.4 million run rate. And on the interest expense you took out about $158 million in debt that was averaging about 6.3% in interest cost.

Nap Overton:        Okay.

Steven Shackelford: So the gain in the second half of the year, I referenced  at
                    $2.4 million, $2.4 million number --

Nap Overton:        Right.

Steven Shackelford: -- as part of that  overall  transaction,  will  offset  the accretion -- that we would have experienced in the second half of the year from that. And we expect in 2006 that this portfolio not being part of the transaction will be somewhere between $0.035 and $0.055 in accretion. That we will lose.

Curtis McWilliams:  But the plan is, of course, that we'll take the capital that we have freed up as a result of that transaction and redeploy it back into the core net lease portfolio to mitigate the loss of that interest income converted in essence into rental income, which is where we want it to be.

Nap Overton:        And would the net capital  infusion from that sale have been
                    194 minus 158?

Steven Shackelford: It's  essentially  that. It freed up, I believe,  $37 or $38 million that was used to pay down the revolver. You'll notice on June 30, the revolver was $134 million. We subsequently since June 30 brought that down through the sale in addition to some other proceeds down to about $82 million.

Nap Overton:        Okay.   All  right.   Let's  see.   And  then  the   average
                    capitalization rate on your sales of 7.1%, is that for the investment property sales program or total real estate segment and specialty finance segment?

Curtis McWilliams:  That actually I believe is both, I think. Both -- Because we sell all of our properties that are even in the core portfolio that are sold, are sold through the investment property sales platform. And so I think that 7.1 reflects both. It would not reflect dispositions of any vacant or non-performing properties that we might have -- that might have occurred in the second quarter.

Nap Overton:        Okay. And you shared with us the capitals of the -- the GAAP capitalization rate on the Perkins transactions was 9.3%, 9.36%?

Steven Shackelford: Yes.

Nap Overton:        And what were the escalators there? And what do they average over the 20 year initial term and on an annual basis? And what was the cash rate on that transaction?

Curtis McWilliams:  Nap,  the Perkins deal is actually a  proprietary  structure that we use, especially in conjunction with companies that are being sold. We don't release the sort of -- that structure because it's actually a fairly unique structure. It does have a low initial rate and then it has fairly high sort of increases thereafter for a period of time. But, I just assume, because of -- Actually Perkins signed a non-disclosure on that. A confidentiality agreement. We would prefer not to get into the structure of it.

Nap Overton:        Okay.  Thanks.  That's all I've got.

Operator:           Our next  question  comes  from  Melissa  Ford  from Banc of
                    America Securities. Miss Ford, your question please.

Melissa Ford:       Hi. I just  have two  quick  things  this  morning.  Can you provide the depreciation and amortization and interest expense included in the income from discontinued operations?

Steven Shackelford: Yeah.  The  interest  expense  that's  in  the  discontinued
                    operations is about $1.2 million. And you'll be able to see this in the 10Q that we file this afternoon. And the overall depreciation was relatively nominal because you don't depreciate held for sale properties. So that you -- It's a pretty nominal number.

Melissa Ford:       Okay.  And you align  the  property  expenses  and state and other taxes. Can you tell me how much of that is -- Is that mostly all taxes or are there some -- can we exclude some property expenses from that?

Steven Shackelford: In terms of the property expense line on the P&L itself?

Melissa Ford:       Yes.

Steven Shackelford: No. Those are  primarily  all related to property  expenses, direct property expenses and taxes on properties. The $2,083,000 --

Melissa Ford:       Yes.

Steven Shackelford: -- is what you're  referencing?  No.  Those are all property expenses in state and other taxes themselves.

Unidentified Participant:  She's asking if they --

Steven Shackelford: In terms of add back --

Unidentified Participant:  --  allocation  between  property  taxes and property expenses.

Steven Shackelford: I don't have that Melissa. But I can get that for you.

Melissa Ford:       That would be great.

Steven Shackelford: Okay.

Melissa Ford:       Okay.  That's it. Thank you.

Steven Shackelford: Thank you.

Operator:           Our next question is from Sam Kidston of Blackrock.

Sam Kidston:        Hi guys. I just -- Just a handful of questions  here. One is on the mortgage portfolio going forward. Is my understanding that you're going to get out of that business or just scale it back?

Curtis McWilliams:  We actually have been out of  originating  mortgages for our own balance sheet since late 2000, early 2001. So we've not originated any mortgages since that time. U.S. Restaurants had some mortgages and that's actually some of what's left in our portfolio right now. But, we have no intent at this time to be originating mortgage loans into the restaurant sector. When we identify mortgage opportunity, we refer it to Bank of America, who is our alliance partner in that marketplace.

Sam Kidston:        And so the  remainder of the  portfolio,  are you looking to sell that or let it run off? What's the idea?

Curtis McWilliams:  Those  assets are not held for sale.  So, the intent at this point is to just continue to hold them and earn the interest spread we have on them. Obviously, just as we had with the large portfolio we ended up selling, if someone comes across the transom with an offer, we're obligated to consider it. But we're not actively marketing those properties -- those loans.

Sam Kidston:        Okay.  And  then  just a  couple  questions  on the  capital structure. Did you guys mention that you're going to do a small equity raise? Did you say that?

Steven Shackelford: We haven't made a determination. What we've done is we filed the shelf. What we have available in capital, which are now the revolver and the warehouse credit facilities that we talked about, is adequate to fund what we have, that Curtis outlined, in terms of commitments. If there was a one-off deal where something came along like that, that certainly would serve as an impetus to perhaps do that. But we're not in any immediate mode to raise equity.

Sam Kidston:        Okay.  And then you also  mentioned  that in 2006,  you have mortgage debt coming due. What was the amount and the underlying real estate?

Steven Shackelford: The  underlying  amount,  the  real  estate  is  about  $421 million. And I think the overall amount I said was $272 million coming due. So it's about a 58% advance rate on that. That net lease securitization that we executed in February as part of the transaction, had a 70% advance rate. And while we haven't made a specific determination to do another secured deal, if we did that deal and could achieve that kind of execution, it would obviously free up some assets as well, which is interesting to us. So we'll continue to sort of evaluate the secured versus unsecured route as we move forward. And actually it was $246.6 million in debt and $421 million in real estate underlying that debt.

Sam Kidston:        What's the rate on that?

Steven Shackelford: The overall rate on that together is -- with all end cost is about 5-1/2%.

Sam Kidston:        And if you did that deal today, what are you looking at?

Steven Shackelford: Well, we executed in that  marketplace  -- We've done over a billion in that net lease to securitization marketplace. And we executed in February at right around that rate, 5-1/2%. Our expectation is we're anticipating that it could be a little bit north of that in 2006, but our hope is that we could execute similarly to what we did in February.

Sam Kidston:        Okay.  And then just a couple of questions on the vacancies.
                    You guys are obviously aggressively remediating the 100 plus properties that you have. But, just could you give me some sense for what the process is by which vacancies come into the portfolio? How much lead time you guys have and things like that?

Curtis McWilliams:  Sure. And we've got a slightly  different  process than what
                    U.S. Restaurants had, which I think allows us to sort of keep our vacancy rate a little lower. We're actually very proactive as we evaluate properties. Well before a property actually becomes vacant or hopefully well before a tenant even approaches us and says that they may be having problems or the tenant is approaching us saying there is a lease expiration date coming up and we're not renewing.

                    First we get sales numbers on about three-quarters of the portfolio today. And all the new stuff that comes in, we get sales numbers -- monthly sales numbers on it. So we calculate the rent to sales number on a monthly basis for all our properties that we get that information. And so we can pretty well judge very quickly how that store is performing and whether it is actually performing well enough for a restaurant operator who wants to continue to operate that store. If the rent sales number gets too high, we immediately send -- sort of a red flag goes up from our credit and servicing department and it moves over into our people who look at these assets and in property management and make a phone call to the tenant to find out what is the issue. If the issue is simply there's construction going on in front of the store which will be done in two months' time, there's no problem and it continues on. However, if we do find that fundamentally the store is having problems either because the concept is having problems or the demographic area that they're operating in is having problems, we begin to then assess the real estate more specifically, begin to make contingency plans for if there is continued serious degradation in the store performance where the tenant may be coming back to us seeking relief, we'll have a good understanding at that time of what are our alternatives with respect to the real estate.

                    So all that happens before we actually end up with a vacant. Once we have a vacancy if it's due to a credit problem, we immediately go into action in terms of knowing what those alternatives might be, who the alternative uses might be. Is the highest and best use for that real estate actually a restaurant or might it be something other than that? We've converted Burger Kings to bank branches. We've converted Chevy's to drug stores. And so we look at sort of all the various options as we consider those.

                    With respect to vacancies that arise out of lease expirations, we enter into discussions with a tenant at least two to three years in advance of the lease actually expiring and begin to sort of understand what the tenant's intent is with respect to that property. And, again, begin that dialogue. And if it's to the extent that they know that they're not going to renew, we begin a process working with them to find an alternative use for that property, such at the time that the expiration occurs, we hopefully have either a new tenant or a buyer relatively well in hand.

                    The problem we have right now is the fact that we got about 60 odd stores from U.S. Restaurants where we didn't have those advantages going into the vacancy and so we're sort of playing a little catch up on those stores which, once we get through that though, we expect to be sort of more in line with our historic vacancy rates. Long answer. I apologize.

Sam Kidston:        No. No.  Thank you.  The more color the better.  And just on the -- How many stores is it today that you own that are vacant?

Curtis McWilliams:  About 100 that are vacant with no lease.

Sam Kidston:        A  hundred  with no  lease.  And are  there  -- What is your visibility into the vacancy rate going forward? Have you seen metrics deteriorating, improving across your portfolio?

Curtis McWilliams:  From  a  credit   standpoint,   the  metrics  generally  are
                    improving. The restaurant industry is in general doing very well right now. We don't have new tenants going on the what we call the watch list. In fact, more often tenants are coming off the watch list as improvements, especially in the Burger King system have certainly helped take some of the financial stress out of those franchisees. In terms of the lease expiration vacancies that may occur, we are monitoring that. I think you all know and you've seen it before that we only have about 1.8% of the portfolio based on rent with leases expiring in 2005 and 2% in 2006. And we're in active discussions with them right now on what we believe the expectation of those are for renewing their leases, which we, again, generally believe is going to be relatively high.

Sam Kidston:        Okay.  And then just to finish up here,  the hundred  stores today vacant with no lease, and you said 11 of those are under letters of intent and 26 under sale agreement, is that correct?

Curtis McWilliams:  11 of them are under LOIs to re-lease. And 26 stores we have either sales contracts or contracts out for signature on those. It's about half and half. About half are actually signed contracts; half are negotiated contracts or just awaiting the signature of the buyer.

Sam Kidston:        Okay.  And so on the remaining 60 plus  properties,  what do you think the timeframe for disposal is?

Curtis McWilliams:  Well, I think that, again, with a portfolio of roughly 2,000 properties, I do expect that we'll continue to sort of have a steady state in that sort of 40 plus store range which would be about 2% of the portfolio, which is what we've historically seen over the umpty-ump years we've been in business. So, I would say that you get back down to those levels, we expect by some time in the latter part of 2006.

Sam Kidston:        Okay.  Thank you very much guys.

Steven Shackelford: Thank you.

Operator:           Our next question  comes from Kenneth  Campbell of ING. Your question please.

Kenneth Campbell:   Yeah.  And  I  apologize  if  this  is  old  history.   U.S.
                    Restaurant used to have an investment in a New England chain. And I remember it as Ground Round, but I'm not sure if it is quite right. And I'm wondering whatever happened to that in the merger transactions?

Unidentified Participant:  Are you  referring  to a what was a  proposed  equity interest or in the business?

Kenneth Campbell:   It  was  an  equity  interest  in  a  company  that  was  in bankruptcy or I think it was in bankruptcy at the time.

Curtis McWilliams:  They made a proposal but that proposal was not accepted. And they ended up not taking that equity interest in the bankrupt company which was the Ground Round.

Kenneth Campbell:   Okay.  Okay.  Okay. So that died then.

Curtis McWilliams:  That  deal  never  happened.   We  did  actually,   we,  CNL
                    Restaurant Properties did have a number of leases with the Ground Round which we never took any impairment on because those are all in -- or if we took impairments they were very modest. Those were all -- We were good in the dirt and most of them got taken up by the franchisees.

Kenneth Campbell:   Okay.  Okay.  Thank you.

Operator:           Our  next  question  comes  from  Brian   Novelline  of  DRW
                    Investments.

Brian Novelline:    Hi guys.

Curtis McWilliams:  Hey Brian.

Steven Shackelford: Good morning.

Brian Novelline:    Are you  interested  in  giving  any kind of an asset  sales forecast for the second half or is there any kind of range that you can provide?

Curtis McWilliams:  In our  portfolio  right now,  we  actually  have -- We have about 40 properties that we've identified for disposition in the core portfolio, which is not reported in that number that we gave to you of 1,768 properties. So we do have -- We have put forth about 40 that we have identified for sale and are actually appearing in discontinued ops within the portfolio.

Brian Novelline:    Okay.  And as far as that -- The number for assets  held for sale, can you kind of break down just what sort of investment property, what's core? What sort of the size of the Hawaii?

Steven Shackelford: Yeah.  I -- I'll -- Hi Brian.  This is Steve.

Brian Novelline:    Hi.

Steven Shackelford: I can try to break that down for you in a little more detail because there's a couple of different pockets that that amount relates to. But kind of globally, as we kind of look at it with respect to the real estate segment, which of the properties held for investment. You've got about $20 million of that amount is considered real estate and held for sale. You've got about -- the Hawaii business operations which we discussed earlier and I referenced as an immaterial part of this business, which is hung up with this FTC matter is about $6-1/2 million. And you have on your real estate in the specialty finance segment, broken down between a couple different pockets. But in general, the rest of that is made up of the Perkins transaction and other real estate we acquired in the merger that we put on the investment property sales platform to sell, as well as some properties that is in our property improvement and redevelopment that we're working on and are held for sale. So $20 million on the real estate segment, $6 to $7 million in the Hawaii and then the remainder is made up of the specialty finance segment.

Brian Novelline:    Okay and with the  discontinued  operations,  you  mentioned some of the core portfolio is actually in the specialty finance segment on the sale of real estate. Could you just remind me what sort of divides the real estate and the specialty finance?

Curtis McWilliams:  I don't  think  there -- There isn't any core real estate in specialty finance segment.

Brian Novelline:    Okay.

Curtis McWilliams:  We do  identify  -- Just as we  continue  to sort of look at concentration risk and rebalancing the portfolio, we continually identify assets within the core portfolio to sell for one reason or another. And those are those 40 properties. They're still held within the REIT. When they sell, they will not be sold through and the numbers will not report through the specially finance segment.

Brian Novelline:    Okay.

Curtis McWilliams:  Although they are listed as discontinued operations.

Brian Novelline:    Got it. Got it. And is there any sort of range for -- I know
                    19% is obviously a great return on sale. Is there any sort of range of return for maybe second half sales just to sort of help model -- ?

Steven Shackelford: Well,  what we said I think is that the -- We achieved about
                    15% in the prior year. We did 20 in the first quarter and 19 in the second quarter and our expectation is is that at the end of the year it would be somewhere between where we ended last year and kind of what we've experienced over the first two quarters this year.

Brian Novelline:    Okay.  Great.  And as far as additions to the core portfolio in the first half for acquisitions, did you say it was $87 million?

Steven Shackelford: That's correct.

Brian Novelline:    And  you're  targeting  sort of $100 to $110,  so  obviously that's stepping down in the second quarter. Is that just a function of the returns that you're getting on some of these new assets? Or is it --

Curtis McWilliams:  No.  Actually, I was --

Brian Novelline:    Why is that sloping down?

Curtis McWilliams:  I would actually tell you that to the extent that we have --
                    we achieved sort of what we want to achieve in the investment property sales side, specialty finance segment. If we start originating more net lease assets than sort of that original 300, 325, my expectation is a high percentage of those will actually go back into the core portfolio which is where we continue to sort of focus our efforts. There's not a material difference between the sort of average straight-line CAP rate of the pipeline going forward and what we've achieved in the first half of the year. We're sort of in the 9 plus percent range for both what we've already originated and what we expect to originate in the second half of the year. So, it's not due to a decline in CAP rates. Just sort of how we originally anticipated we would split that $300 to $325 million. To the extent that we originate more than $325, I think a higher proportion of that increase over that amount will probably go into the held for investment portfolio.

Brian Novelline:    Okay.  Great.  Thanks a lot.

Steven Shackelford: Thank you.

Operator:           Again, ladies and gentlemen,  if you have a question at this time, please press the 1 key. We have a follow-up question from Nap Overton of Morgan Kegan.

Nap Overton:        Yes. -- In your  adjusted  FFO  calculation,  the  principal portion of capital  leases item of $1.4 million,  is that --
                    Does that relate to what shows up on the balance sheet as net investment and direct financing leases?

Steven Shackelford: Yes, it does.

Nap Overton:        Okay.  And then what is -- What  would you say a  reasonable expectation over a couple of year period for your net loss or the cost of those properties that do go dark, going dark?
                    How much does that impair their value?

Steven Shackelford: Nap it's all --

Nap Overton:        I know that's a broad  question and an  unspecific  one. But how should investors think about that?

Curtis McWilliams:  Nap,  it  literally  is all over the map.  There are certain properties that go dark where we are able to realize value well in excess of our net carrying value. There are other properties that go dark where we end up candidly at 35-40% of our net carrying value. That would be the worst. But we've hit those on a couple. So, I'd say in general, right now, I just looked at the statistics for this year, we're disposing of properties of at sort of in the 90s percent of net carrying value that are dark. But I can't tell you that that will continue.

Nap Overton:        Okay.

Steven Shackelford: And  Nap,  one  thing to  think  about  is that in  purchase accounting, we've carefully tried to examine what we believe the real estate value of the properties and the Income Funds and U.S. Restaurant properties portfolios are so we -- if we felt like a property is worth less, we've written that down versus where it was in the book value. And other ones, you've written up. So with respect to that portfolio, we've tried to bring that in line with what our views are as to that. So, the expectation in the near term on that portfolio, because you have adjusted it to fair value under purchase accounting would be that -- It wouldn't suggest that you should experience those levels of impairment on those portfolios.

Nap Overton:        Okay. But if I understand  anything about the business model over a ten year period, or something, just a long term business model, you would think that with your portfolio of roughly 2,000 owned properties that maybe 40 of them would be dark at any time, that would be a reasonable number to carry as a dark inventory and that on those 40 properties, you might lose somewhere between probably on average 60 or you might recover somewhere between 65 and 75 or 80%?

Curtis McWilliams:  I would say 2 to 3% to be at 40 to 60 on  general  and you'd be probably looking at recovery somewhere from 65 to 85%.

Nap Overton:        Fair. Thank you very much. And then could you elaborate just a little bit on your comment about you are seeing increased competition for investors in restaurant properties for acquisitions? Could you just elaborate a little bit on that?

Curtis McWilliams:  And I'll let Michael  chime in after my comments  here since he's really at the forefront on the battlefield on this. We do continue to see, especially people who are taking advantage of the 1031 market today and view it as a very attractive way to make a quick dollar investing in the restaurant real estate and flipping it into the 1031 market. We -- For example, there was a deal we were looking at last month where -- And it was a good deal. It was one of the top QSR concepts in the country and it was in some very attractive locations. Although the franchisee in this case was a relatively weak franchisee. Had not particularly strong numbers. Actually were outside of our credit box. And we thought we got very aggressive and bid about $40 million for that real estate only to be topped by a competitor whose plan is to immediately flip everything into the 1031 market, who bid $48 million for that same real estate. We were given last look, but when you're 20% disconnect on value and you were a little concerned about the credit, you just -- Those kind of deals just don't make sense. And so you just at that point, you just sort of walk away and say that's just one you're not going to do. And so we are seeing that, especially where we end up being sort of in a bid situation. So we're -- Our origination guys more and more are trying to do the kind of deals where people value the various things that we bring to the table. The relationships, the ability to hold a significant number of the sites. The ability to bring Bank of America's alliance products with our sale/leaseback financing. Leverage on the relationships we have because that's where we are able to get deals that make sense for us, both from a CAP rate standpoint and sort of what's our embedded cost in the dirt. Michael, do you want to add anything to that?

Michael Shepardson: Sure. That's a pretty accurate summary,  if you will Nap. We have seen about a handful of institutional competitors and by and large, to Curtis' point about the 1031 market being pretty frothy, the bulk of our competition is coming from brokers. And for many of our clients, that doesn't necessarily fit their needs because they're looking for funding today and brokers are by and large not able to provide that to them. So, what we have seen competition come from a couple of different areas. But it's not extraordinarily different from what we've seen in the past. It's just on certain transactions, it does get -- it does heat up a fair amount.

Nap Overton:        Okay.  Now, one final  question and this is a bigger picture kind of question. But, clearly an investor evaluating the value of your company is going to look at the investment property sales business separately and differently from the core real estate portfolio. How do you guys look at the value of that business?

Curtis McWilliams:  Strategically,  I look at the value of that business  avenue and I've had long conversations on this is, that it is very important to us that we have the ability to create value from our investment in restaurant real estate through two different mechanisms. One is obviously through the patient holding of that real estate in our portfolio and making determinations well out into the future when might be the time to realize the value of that property through an ultimate sale.

                    And secondarily, to sell those properties immediately and realize the value today due to either if we're in a low CAP rate environment, selling more through investment property sales, holding less into the core portfolio for a high CAP rate environment, being able to hold more in the core portfolio, less through investment property sales.

                    The Perkins transaction, great example of where it's a good deal, large deal, but is it a deal that I want to have where I want to have Perkins be a top five tenant within the portfolio? No. So we make sure that we sell down our exposure accordingly, and it gives us all that flexibility. It also gives us continuing understanding because we're in that market. We know what pricing is in that market and it allows us to make sure that we're making good decisions in terms of pricing within the market at any given time.

                    So, there are lots of strategic reasons why we're in that business. In terms of how you as an investor might look at the multiple on that business, now I think that there are whole hosts of sort of specialty finance companies that you can look at that you can sort of come up with sort of a peer group analysis on terms of the multiple, the [inaudible] that that business generates. But strategically, which is the more important thing to me, it is just fundamental to our business, we do believe long term that it will be less and less a contributor to the overall FFO of our business as the core portfolio grows and we expect that the investment property sales business will remain fairly static in terms of its contribution.

Nap Overton:        Okay.  Thanks very much.

Steven Shackelford: Thank you.

Operator:           Our next question comes from Sam Kidston of Blackrock.

Sam Kidston:        Yes.  Sorry guys.  Just one final  follow up. You  mentioned that the sale of the mortgage portfolio and the redeployment of that capital would be I believe you said somewhat accretive and could you just give me the amount and the timeframe?

Steven Shackelford: Sam this is Steve. The transaction itself in the second half of the year -- This transaction obviously is recorded in July so it'll be in the third quarter. So the sale itself will generate about $2.4 million in gains and would more than offset any of the spread we would have received on that in the second half of the year. And we will obviously re-employ the approximately $38 million of capital that we've freed up into net lease properties, which leaves you somewhere in the $0.03 to $0.04 range, $0.035 to $0.04 range of dilution that will have to be overcome next year in 2006.

Curtis McWilliams:  Through  the  reinvestment  of  that  capital  in net  lease properties.

Sam Kidston:        Okay.  Thank you guys.

Steven Shackelford: Thank you.

Operator:           It appears there are no more questions at this time.

Curtis McWilliams:  Omar,  thank you very much.  And again,  thank you to all of you who participated in the call today. We continue to appreciate your interest in Trustreet Properties as you watch us continue to what we believe execute as we said we're going to execute, within the restaurant marketplace. We look forward to ongoing dialogues with each of you in the months ahead. Have a great day.

Operator:           Ladies and gentlemen,  thanks for  participating  in today's
                    conference.   This  concludes  the  program.   You  may  now
                    disconnect.